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                                  EXHIBIT 23.3

     CONSENT OF TRIDENT SECURITIES, A DIVISION OF MCDONALD INVESTMENTS INC.


December 17, 2003

Board of Directors
First Capital Bancorp
3220 Holcomb Bridge Road
Norcross, GA 30012

Members of the Board:

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of First Capital Bancorp, to be signed and dated the date of the Joint Proxy Statement-Prospectus that is a part of this Registration Statement, under the caption "Opinion of First Capital's
Financial Advisor," and to the inclusion of such opinion letter as Exhibit B to the Joint Proxy Statement-Prospectus that is a part of this Registration Statement.

                                         TRIDENT SECURITIES
                                         a division of McDonald Investment, Inc.

                                         /s/ David Brown